Exhibit 99.1

ILLUMINA REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2004

Revenue Increases by 80% over Prior Year

SAN DIEGO, CALIFORNIA, February 22, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today its financial results for the fourth quarter and fiscal year ended January 2, 2005.

For the fourth quarter, Illumina reported revenue of $14.8 million, compared to revenue of $10.7 million in the fourth quarter of 2003. Revenue for the fiscal year ended January 2, 2005 was $50.6 million, an 80% increase compared to revenue of $28.0 million for the fiscal year ended December 28, 2003. For the quarter ended January 2, 2005, the Company reported a net income of $3.2 million, or $0.08 per diluted share, compared to a net loss of $4.0 million, or $0.12 per share, in the fourth quarter of 2003. Results for the fourth quarter include a one-time gain of $3.3 million, or $0.08 per diluted share, related to reduction of damages previously awarded in a wrongful termination lawsuit, which resulted in the payment of $5.9 million subsequent to our fiscal year end. Net loss for the fiscal year ended January 2, 2005 was $6.2 million, or $0.17 per share, compared to a net loss of $27.1 million, or $0.85 per share, for the prior year. Cash and investments at January 2, 2005 totaled $67.0 million.

Gross margins in the quarter and fiscal year ended January 2, 2005 were 74%, compared to 68% and 64% for the comparable periods in 2003. Selling, general and administrative expenses for the quarter were $5.8 million, compared to $5.1 million for the prior year. This increase was comprised of $1.7 million associated with the growth in the field sales and marketing force, partially offset by a reduction in G&A expenses. Research and development expenses remained relatively constant at $5.3 million compared to $5.5 million in the fourth quarter of 2003.

Jay Flatley, Illumina president and CEO, provided the following highlights of fourth quarter and full-year achievements:

•	Booking of 22 service contracts in the fourth quarter and 52 for the year compared to a full-year goal of 20

•	Completion in the quarter of two significant genotyping contracts, one related to a serious neurological disease and one related to improvement of trait selection in livestock breeding

•	Shipment of 13 BeadStations in the quarter and a total of three BeadLabs and 42 BeadStations for the year against a target of 20 total systems, resulting in a year-end installed base of 49

•	Achievement of record sales of oligonucleotides in the fourth quarter and announcement in December of a landmark collaboration with Invitrogen for manufacture and distribution of oligos

•	Delivery of nearly all the remaining genotypes for our share of the International HapMap Project, designed to create tools to help link genetic variation to the causes of complex diseases

•	Receipt of two new patents, bringing our total to 36 issued or allowed and 69 pending.

Subsequent to the end of the quarter, Illumina announced a BeadLab sale to the Mayo Clinic. The Company also launched its new DASL™ assay and a companion cancer panel. The DASL assay enables researchers to generate expression profiles from partially degraded RNAs such as those found in formalin-fixed, paraffin-embedded (FFPE) samples, many of which represent known clinical outcomes.

These recent product announcements are further examples of Illumina’s strategy to build a comprehensive offering of scalable, multi-application systems. At the foundation of our systems are the Sentrix® Array Matrix, the Sentrix BeadChip, the BeadArray Reader and our Oligator® DNA synthesis capability. The BeadStation system addresses moderate-throughput requirements and complements Illumina’s production-scale BeadLab. Both systems can be scaled in multiple dimensions, providing customers the flexibility to perform SNP genotyping or gene expression experiments on the same platform, with content ranging from whole genomes to focused sets, at various levels of throughput and automation and industry-leading cost per sample. Illumina is also developing a portfolio of powerful assay technologies to deliver even further benefit to BeadArray™ technology.

Conference Call Information
A conference call has been scheduled for 2:00 p.m. Pacific Time today to discuss Illumina’s fourth quarter and full year 2004 results, as well as 2005 guidance. Interested parties may listen to the call by dialing 800-811-7286 (international callers should dial 913-981-4902) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com.

A significant portion of the Company’s revenue is derived from large individual transactions, such as the sale of production genotyping systems and large genotyping service contracts. It is also subject to fluctuations in demand for its products seasonality impacts and changes in overall spending levels in the life science industry. Market demand for our industry’s products is typically lowest in the first calendar quarter and highest in the fourth calendar quarter as researchers spend unused budget allocations before the end of the year. As a result, the Company may experience quarter-to quarter fluctuations in revenue, with potential for a sequential decline in quarterly revenue. In particular, the Company’s revenue for the first quarter of 2005 may be lower than revenue in the fourth quarter of 2004.

Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

Use of Non-GAAP Financial Measure: management believes that the presentation of the per-share effect of the one-time gain related to a termination-of-employment lawsuit, which is a non-GAAP financial measure, gives investors an enhanced understanding of the Company’s business and results of operations by providing additional information regarding the effect of a gain that is considered to be outside the Company’s core business.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression products and applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

ILLUMINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	(in thousands except per share amounts)
	Three months ended		Year ended

	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003

	(Unaudited)		(Note)
Revenue:
Product	$10,422	$7,753	$40,497	$18,378
Service	4,039	2,106	8,075	6,496
Research	321	882	2,011	3,161
Total revenue	14,782	10,741	50,583	28,035
Costs and expenses:
Cost of revenue	3,873	3,420	13,259	10,037
Research and development	5,262	5,453	21,114	22,511
Selling, general and administrative	5,786	5,083	25,080	18,899
Amortization of deferred compensation and
other non-cash compensation charges	109	394	844	2,454
Litigation judgment (settlement)	(3,268)	189	(4,201)	756
Total costs and expenses	11,762	14,539	56,096	54,657
Income (Loss) from operations	3,020	(3,798)	(5,513)	(26,622)
Other income (expense)	228	(202)	(712)	(441)
Net income (loss)	$3,248	$(4,000)	$(6,225)	$(27,063)

Basic net income (loss) per share	$0.09	$(0.12)	$(0.17)	$(0.85)

Diluted net income (loss) per share	$0.08	$(0.12)	$(0.17)	$(0.85)

Shares used in calculating basic net income (loss)
per share	37,909	32,254	35,845	31,925

Shares used in calculating diluted net income (loss)
per share	39,204	32,254	35,845	31,925

Note: The Statements of Operations at January 2, 2005 and December 28, 2003 have been derived from the audited financial statements as of those dates.

ILLUMINA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	January 2,	December 28,
	2005	2003

	(Note)
ASSETS
Current assets:
Cash and investments	$66,994	$32,882
Other current assets	16,697	7,536
Total current assets	83,691	40,418
Property and equipment, net	8,574	45,777
Long term restricted investments	—	12,191
Intangible and other assets, net	2,642	848
Total assets	$94,907	$99,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,048	$8,189
Long-term debt and liabilities	3,597	43,657
Stockholders’ equity	72,262	47,388
Total liabilities and stockholders’ equity	$94,907	$99,234

Note: The Balance Sheets as of January 2, 2005 and December 28, 2003 have been derived from the audited financial statements as of those dates.

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Contacts:	Jay Flatley President & CEO 1.858.202.4501 jflatley@illumina.com	Timothy Kish Chief Financial Officer 1.858.202.4508 tkish@illumina.com